                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: JUNE 26, 1998

                        (Date of Earliest Event Reported)


                          CAPSTEAD MORTGAGE CORPORATION
               --------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


          MARYLAND                1-8896                  75-2027937
(State of Incorporation)   (Commission File No.)        I.R.S. Employer
                                                      Identification No.)


            2711 NORTH HASKELL AVENUE
                     SUITE 900
                  DALLAS, TEXAS                            75204
     ------------------------------------------------------------
      (Address of Principal Executive Offices)        (Zip Code)


       Registrant's Telephone Number, Including Area Code: (214) 874-2323


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ITEM 5.  OTHER EVENTS

         Set forth below is the complete text of a press release issued by the Registrant on June 26, 1998 regarding certain events:

                          CAPSTEAD MORTGAGE CORPORATION
                        ANNOUNCES PORTFOLIO REPOSITIONING

         DALLAS -- June 26, 1998 -- Capstead Mortgage Corporation (NYSE: CMO) announced today that it has completed repositioning its mortgage securities portfolio in order to improve performance in future periods should long-term interest rates decline further. As suggested in previous press releases, this repositioning has resulted in non-operating losses that are described below.

         In commenting on the portfolio repositioning, Chairman and Chief Executive Officer Ronn K. Lytle said, "Due to the continued high level of mortgage prepayments and the possibility of further declines in long-term interest rates, we concluded it was prudent to substantially reduce the Company's exposure to mortgage prepayments. In this regard, the Company sold its entire $977 million investment in interest-only securities, and has sold $659 million of its Fannie Mae/Freddie Mac adjustable-rate mortgage ("ARM") securities and $656 million of its Ginnie Mae ARM securities."

         This repositioning resulted in losses totaling approximately $255 million. Additionally, the Company anticipates taking an impairment charge of approximately $45 million on the mortgage servicing portfolio due to the continued prospect of high mortgage prepayment rates. Mr. Lytle continued, "The total charge will reduce total stockholders' equity from $857 million at March 31, 1998 to approximately $705 million at June 30, 1998. The $113 million unrealized loss on Capstead's mortgage securities portfolios included in accumulated comprehensive income at the end of the first quarter is expected to improve to an unrealized gain of approximately $20 million after these mortgage securities sales." Additionally, the Company has not replaced the mortgage securities sold and anticipates selling or has sold $1.1 billion of fixed-rate securities at slight gains in order to further reduce total assets commensurate with the lower level of stockholders' equity. After the security sales settle in July, the Company's leverage ratio (excluding CMO obligations) will decline from 8 times stockholders' equity as of December 31, 1997 to approximately 7 times as of July 31, 1998.

         The repositioning and impairment charge is significantly greater than the possible $125 million impairment charge described in the Company's April 23rd press release for two primary reasons. First, the original impairment estimate was not equivalent to a complete disposition of the interest-only securities portfolio because only a portion of the interest-only securities portfolio was expected to be impaired. Second, the required yields for buyers of interest-only securities have increased far more dramatically during the last two months than anticipated in April, thereby decreasing market values of interest-only securities more than expected. "Given the current low inflation rate and expanding recessionary pressures worldwide, we repositioned our portfolio to reduce Capstead's exposure to declining long-term interest rates and, more specifically, to the market value risk associated with the interest-only securities portfolio. Capstead is now positioned to benefit considerably from declines in short-term interest rates and will perform much better than it would have without the repositioning if long-term interest rates decline," Mr. Lytle remarked.
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         "Prepayment rates remain high and, despite the changes to Capstead's mortgage securities portfolio, we believe the Company's net interest margin is unlikely to improve anytime soon. Additionally, the decreased asset levels and the disposition of the interest-only securities, while prudent from a risk management perspective, have diminished the Company's earnings potential. Consequently, we expect Capstead's third quarter dividend to be considerably lower than the 40 to 45 cents previously indicated. For the Company's prospects to improve, the yield curve would have to steepen either by long-term interest rates rising or short-term interest rates falling," concluded Mr. Lytle.

         Capstead Mortgage Corporation, a mortgage banking firm with assets of $10 billion, earns income from servicing mortgage loans, investing in mortgage assets and other investment strategies.

         Note: This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen external factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in costs and other general competitive factors.







                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CAPSTEAD MORTGAGE CORPORATION




July 16, 1998                     By: /s/ Julie Moore
                                      ----------------------------------
                                      Julie Moore -
                                         Senior Vice President - Control
                                         Treasurer and Secretary